Exhibit 14.4

To the Board of Directors of Prudential plc:

I, Jonathan Seed, consent to be named as the valuation actuary of the Scottish Amicable Staff Pension Scheme in the Annual Report on Form 20-F for the year ended 31 December 2014 and the incorporation by reference of references to us in the registration statement (No. 333-199148) on Form F-3 and the registration statements (Nos. 333-172493 and 333-192810) on Form S-8 of Prudential plc.

16 March 2015

Jonathan Seed
Fellow of the Institute and Faculty of Actuaries

Xafinity Consulting Limited. Registered Office: Phoenix House, I Station Hill, Reading, RGI INB. Registered in England and Wales under Company No. 2459442.
Xafinity Consulting Limited is authorised and regulated by the Financial Conduct Authority. A member of The Society of Pension Professionals.

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